Confidential Discussion Materials Project Everest April 2, 2024 Exhibit (C)(8)

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Everest Group Holdings Inc. (“Everest”) in connection with its evaluation of a proposed transaction involving Everest and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Everest and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Everest. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest or any other entity, or concerning the solvency or fair value of Everest or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the future financial performance of Everest, and at your direction Centerview has relied upon such forecasts, as provided by Everest’s management, with respect to Everest. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Everest. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Everest (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Everest or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Series of reverse triangular mergers that are intended to preserve existing modified Up-C structure Summary Of Selected Transaction Terms Source:Draft Merger Agreement dated April 2, 2024. Price Proposal to acquire 100% of the outstanding equity interests of Everest, other than any equity interests that are rolled over by Sierra or management Excludes certain equity awards, holdback units and EOC partnership units Excludes Class X and Class Y common shares of Everest, which are non-economic shares that will be automatically canceled Purchase price of $27.50 per Class A share headline value plus additional value per share of at least $0.24 (representing $0.06 of dividends per quarter for at least four quarters regardless of timing to close) Financing Fully committed financing including $8.5bn debt financing from JP Morgan, Goldman Sachs, Morgan Stanley and Bank of America and equity financing from Sierra funds Regulatory Conditions Receipt of required antitrust and FDI regulatory approvals Merger agreement includes closing condition to Sierra’s benefit tied to receipt of gaming approvals (which condition is deemed satisfied at either 8.5 or 11.5 months from signing) and does not include a financing condition Shareholder Approvals Sierra agrees to deliver a written consent approving the transaction within 12 hours post-signing Not subject to a “majority of the minority” vote Timing Outside Date of 12 months after signing Transaction Structure Termination Fees Everest Termination Fee of: $289mm (2.25% of deal equity value) Sierra Termination Fee of: $706mm (5.5% of deal equity value)

Evolution of Sierra Price Proposals Source:Company filings, Sierra 4/1 Proposal, Sierra 3/31 Proposal, Sierra 3/30 Proposal, Sierra 3/29 Proposal, Everest Management Plan per Everest Management (the “Everest Management Plan”), Bloomberg and FactSet as of March 28, 2024. Note:Dollars in millions except per share amounts. Reflects Everest net debt of $4,112mm and $215mm of NCI as of December 31, 2023 as per company filings. Capitalization as of March 8, 2024 as provided by Everest Management: 301.1mm shares outstanding, 150.9mm OpCo and Manager Units not held by Everest Manager or EGH, 10.6mm RSUs, 15.2mm Profit Units with a WAEP of $21.96, 4.1mm options with a WAEP of $25.49 and 0.8mm Phantom Units with a WAEP of $3.89 (the “Everest Capitalization”). Reflects Everest Management Plan metrics less 49% of Kilimanjaro metrics. Net debt of $2,593 and NCI of $210 based on pro rata split of Kili capitalization. Reflects $27.50 per share headline value and additional value per share of at least $0.24 (representing $0.06 per share of dividends per quarter for at least four quarters regardless of timing to close). Initial Sierra Offer (3/29/24) Revised Sierra Offer (3/30/24) Revised Sierra Offer (3/31/24) Revised Sierra Offer (4/1/24) Final Sierra Offer (4/1/24) (2)

Everest Valuation Analysis

For reference only (applies to 52-Week Trading Range and Analyst Price Targets)

Methodology	Relevant Metrics	Implied Share Price Range
***52-Week Trading Range*[1]**	▪ *Low: 10/23/2023* ▪ *High: 04/25/2023*	$17.67 – $25.88
Analyst Price Targets	**Low** *(Jan-24)* **High** *(Aug-23)*	$28.00 – $36.00
Selected Public Comparable Companies Analysis	▪ *Everest ex-Kili. ($523mm '24E EBITDA): 9.5x – 12.0x* ▪ *51% of Kilimanjaro ($611mm '24E EBITDA): 13.5x – 18.0x*	$22.44 – $30.89
Discounted Cash Flow Analysis *Including Value of Tax Assets (Finite Life D&A, TRA & NOLs)*	▪ *Everest ex-Kili. WACC: 10.50% - 12.00%* ▪ *51% Kilimanjaro WACC: 9.50% - 11.00%* ▪ *Everest Tax Assets WACC: 10.50% - 12.00%*	$27.58 – $36.23 *$26.32 – $34.82 Excl. Tax Assets*

$27.74
Sierra Offer Value per Share[2]

Source: Company filings, analyst research, Everest Management Plan, Everest Tax Asset Projection per Everest management (the "Everest Tax Asset Projection"), Sierra 4/1 Proposal and FactSet as of March 28, 2024.

Note: Reflects Everest net debt of $4,112mm and $215mm of NCI as of December 31, 2023 as per company filings; adjusted for Kilimanjaro net debt as applicable, based on subsequent analysis (see following pages for detail). Capitalization as of March 8, 2024 as provided by Everest Management: 301.1mm shares outstanding, 150.9mm OpCo and Manager Units not held by Everest Manager or EGH, 10.6mm RSUs, 15.2mm Profit Units with a WAEP of $21.96, 4.1mm options with a WAEP of $25.49 and 0.8mm Phantom Units with a WAEP of $3.89 (the "Everest Capitalization").

(1) Reflects closing prices for the 52-week period ending as of March 28, 2024.

(2) Reflects $27.50 per share headline value and additional value per share of at least $0.24 (representing $0.06 per share of dividends per quarter for at least four quarters regardless of timing to close).

CENTERVIEW PARTNERS 4

Appendix

Everest Stock Price Performance Since IPO

Share Price Performance Since IPO



Everest
Kili.
S&P500
$35
$30
$25.20
$25
$20
$15
Apr-21
Jan-22
Oct-22
Jun-23
Mar-24
Russian invasion of Ukraine (Feb), Fed hikes interest rates 25bps (Mar)
52W H: $25.88
52W L: $17.67
+25%
$25.73
+2%
$18.57
(16%)
A
B
C
D
E
F
G

Returns Summary	L3M	L1Y	L2Y	IPO
Everest	+8%	+12%	(13%)	+2%
Kilimanjaro (2)	+6%	n.a.	n.a.	(16%)
S&P500	+10%	+32%	+15%	+25%

Public Market Events

- **A** **Sep-21** – Everest announces acquisition of OpenBet for $1.2bn
- **B** **Nov-21** – Everest sells controlling stake in content business for $850mm
- **C** **May-22** – Everest reports first quarter 2022 earnings
- **D** **Apr-23** – Everest announces intention to combine UFC and WWE assets
- **E** **Aug-23** – PFL[1] receives a reportedly $100mm minority investment from SRJ (Saudi sovereign wealth fund backed sports investment vehicle)
- **F** **Sep-23** – Kilimanjaro begins trading as UFC / WWE transaction closes
- **G** **Oct-23** – Everest announces consideration of strategic alternatives

Source: Company filings and FactSet as of March 28, 2024.
Note: Starting share price reflects first trading day closing share price. S&P500 performance indexed to Everest share price as of April 29, 2021.
(1) Professional Fighters League.
(2) Kilimanjaro indexed to Everest closing share price as of September 12, 2023.

CENTERVIEW PARTNERS 6

Selected Everest Analyst Price Targets

Focus on SOTP amongst brokers reflect the diversity of assets under Everest umbrella

Broker	Prem. vs. Current	Price Target	Valuation Methodology	Deal Expected
GUGGENHEIM Aug-23	+40%	$36	SOTP based on '23E EBITDA: 14x EE&R; 18x OSP; 9x Rep.; 17x Sports Data & Tech	✗
PIPER SANDLER Feb-24	+28%	$33	SOTP based on '24E EBITDA: 12-14x EE&R; 12-16x OSP (ex-Kili.); 6-8x Rep.; ~16-18x Sports Data & Tech; Kili. stake at market value	✗
BANK OF AMERICA Feb-24	+24%	$32	Kili. stake at market value; 7x '24E EBITDA for RemainCo	✗
Deutsche Bank Feb-24	+24%	$32	SOTP based on '24E EBITDA: 8x EE&R; 18x OSP; 12x Rep.; 8x Sports Data & Tech	✗
UBS Feb-24	+21%	$31	Kili. stake at $115 UBS price target; 10x '24E/'25E EBITDA for ex-Kili. RemainCo	✗
J.P.Morgan Mar-24	+17%	$30	Kili. stake at $103 JPM price target; 9x '24E/'25E average EBITDA for ex-Kili. RemainCo	✗
Jefferies Feb-24	+13%	$29	~2x EV/Sales and ~12x EV/EBITDA applied to 2025 estimates	✓
TD Cowen a division of TD Securities Jan-24	+9%	$28	SOTP based on '24E EBITDA: 10x EE&R; 2x OSP rev. (ex-Kili.); 13x Rep.; 10x Sports Data & Tech; Kili. stake at market value [(1)]	✗

Current Price: $25.73

Average PT: $31
(+22% to Current Price)

Legend: Buy / Hold / Sell

Source: Analyst research as of March 28, 2024.
(1) TD Cowen also includes valuation by DCF (11x EV/EBITDA terminal value).

CENTERVIEW PARTNERS 7

Comparable Companies Analysis

Segment	2024 Metrics ($mm) Revenue	Margin	EBITDA	CY'24 Multiple Low	High	Implied TEV ($bn) Low	High
(+) Everest Ex-Kilimanjaro	$5,428	10%	$523	9.5x	12.0x	$5.0	$6.3
(–) Net Debt & NCI[1]						(1.2)	(1.2)
(A) Everest Ex-Kilimanjaro Equity Value						$3.8	$5.1
(+) 51% of Kilimanjaro	$1,376	44%	$611	13.5x	18.0x	$8.2	$11.0
(–) Net Debt & NCI[2]						(1.6)	(1.6)
(B) Everest 51% of Kilimanjaro Equity Value						$6.6	$9.4
(A) + (B) Total Everest Equity Value						$10.4	$14.5
(x) EGH Ownership Share						72%	72%
EGH Equity Value						$7.5	$10.4
(÷) FDSO						334	335
Implied Value Per Share						$22.44	$30.89

Source: Company Filings, Everest Management Plan and FactSet as of March 28, 2024.
Note: Reflects Everest Capitalization. Net debt and NCI as of December 31, 2023 as per public filings.
(1) $996mm of net debt and $204mm of NCI reflects consolidated Everest net debt and NCI less Kilimanjaro standalone balances. (2) Everest share of Kilimanjaro net debt and NCI, $1,597mm and $6mm respectively, apportioned pro rata with ownership.

CENTERVIEW PARTNERS 8

Everest Ex-Kilimanjaro Comparable Companies Analysis (Cont’d) Everest Ex-Kili. TEV (1) + – + + + Source:Everest Management Plan and FactSet as of March 28, 2024. Corporate costs valued on a blended basis.

Comparable Companies: *OSP* & *EE&R* Segments

	Company	TEV ($bn)	Market Cap. ($bn)	EV / EBITDA LTM	EV / EBITDA 2024	Revenue Growth 2024	Revenue Growth 2025	'23-'25 CAGR Rev.	'23-'25 CAGR EBITDA	'24 EBITDA Margin	'23-'25 Margin Exp.
OSP(1)	Disney	$271	$227	16.8x	14.9x	+3.9%	+5.2%	+4.6%	+14.9%	19.5%	+359bps
	Formula One	17	15	23.2x	19.6x	+15.9%	+8.3%	+12.1%	+17.9%	23.1%	+226bps
	ManU	3	2	17.7x	16.1x	+4.8%	+5.4%	+5.1%	+10.9%	21.8%	+249bps
	Summary Statistics										
	Average	*$97*	*$82*	*19.2x*	*16.9x*	*+8.2%*	*+6.3%*	*+7.2%*	*+14.6%*	*21.5%*	*+278bps*
	Median	*17*	*15*	*17.7x*	*16.1x*	*+4.8%*	*+5.4%*	*+5.1%*	*+14.9%*	*21.8%*	*+249bps*
	Memo: Everest OSP (Mgmt.) (2)					*+3.6%*	*+8.4%*	*+5.9%*	*+12.4%*	*38.8%*	*+450bps*
EE&R	Live Nation	$26	$25	13.8x	12.7x	+7.5%	+8.4%	+7.9%	+11.2%	8.5%	+50bps
	CTS Eventim	7	9	12.9x	13.3x	+4.4%	+3.6%	+4.0%	(0.6%)	19.7%	(185)bps
	MSG Entertainment	2	2	14.6x	14.0x	+8.2%	+5.1%	+6.6%	+5.7%	18.0%	(31)bps
	Summary Statistics										
	Average	*$12*	*$12*	*13.8x*	*13.3x*	*+6.7%*	*+5.7%*	*+6.2%*	*+5.4%*	*15.4%*	*(55)bps*
	Median	*7*	*9*	*13.8x*	*13.3x*	*+7.5%*	*+5.1%*	*+6.6%*	*+5.7%*	*18.0%*	*(31)bps*
	Memo: Everest EE&R (Mgmt.) (2)					*+52.0%*	*(33.9%)*	*+0.2%*	*+31.1%*	*6.6%*	*+337bps*
	Memo: Everest Ex-Olympic EE&R (Mgmt.) (2)					*n.m.*	*(1.1%)*	*n.m.*	*n.m.*	*8.6%*	*n.m.*
	Summary Statistics: Comparable Companies										
	Average	*$24*	*$22*	*13.5x*	*12.4x*	*+6.7%*	*+6.2%*	*+6.5%*	*+10.3%*	*17.0%*	*+114bps*
	Median	*7*	*7*	*13.8x*	*13.3x*	*+5.2%*	*+5.1%*	*+5.1%*	*+7.3%*	*17.6%*	*+72bps*
	Memo: Everest and Kilimanjaro Consensus										
	Everest (Fully Consolidated) (3)	*$24*	*$12*	*17.2x*	*12.7x*	*+29.4%*	*+2.2%*	*+15.0%*	*+28.1%*	*24.2%*	*+492bps*
	Kilimanjaro	*18*	*15*	*16.4x*	*15.7x*	*+1.3%*	*+11.0%*	*+6.1%*	*+12.4%*	*43.9%*	*+512bps*
	Memo: Everest and Kilimanjaro Management Plan										
	Everest (Fully Consolidated) (3)			*15.6x*	*13.8x*	*+20.7%*	*(7.0%)*	*+5.9%*	*+13.6%*	*21.1%*	*+324bps*
	Kilimanjaro			*16.3x*	*15.3x*	*+2.8%*	*+8.3%*	*+5.5%*	*+11.2%*	*44.4%*	*+461bps*

Source: Everest Management Plan and FactSet as of March 28, 2024.
Note: Reflects Everest Capitalization. Dollars in billions unless otherwise noted.
(1) Atlanta Braves and MSG Sports considered in comparable companies but omitted from benchmarking due to non-meaningful multiple.
(2) Everest segment EBITDA includes corporate cost allocation based on revenue contribution.
(3) Reflects enterprise value including noncontrolling interest of Kilimanjaro stake and financials fully consolidated for Kilimanjaro.

CENTERVIEW PARTNERS 10

Comparable Companies: ***Representation*** & ***SD&T*** Segments

	Company	TEV ($bn)	Market Cap. ($bn)	EV / EBITDA LTM	EV / EBITDA 2024	Revenue Growth 2024	Revenue Growth 2025	'23-'25 CAGR Rev.	'23-'25 CAGR EBITDA	'24 EBITDA Margin	'23-'25 Margin Exp.
Representation	Capgemini	$45	$43	11.5x	11.1x	+2.1%	+5.8%	+3.9%	+6.8%	16.2%	+88bps
	Cognizant	34	37	10.0x	9.8x	+0.3%	+4.7%	+2.5%	+4.5%	18.1%	+72bps
	Publicis	26	28	8.5x	8.2x	+5.0%	+4.1%	+4.6%	+5.1%	21.7%	+21bps
	Omincom Group	22	20	9.0x	8.4x	+6.3%	+4.0%	+5.1%	+7.1%	16.6%	+61bps
	WPP	15	11	5.9x	5.7x	(0.5%)	+2.7%	+1.1%	+4.8%	17.6%	+124bps
	Interpublic Group of Companies	13	13	7.7x	7.6x	+1.2%	+2.7%	+1.9%	+2.6%	18.6%	+25bps
	FTI Consulting	7	7	16.8x	16.7x	+6.6%	+7.9%	+7.2%	+5.9%	11.5%	(29)bps
	CBIZ	4	4	18.7x	17.5x	+7.8%	+4.6%	+6.2%	+8.1%	14.3%	+49bps
	ICF	3	3	15.4x	14.8x	+5.2%	+8.3%	+6.7%	+8.0%	11.0%	+26bps
	Stagwell	3	2	7.4x	6.6x	+6.1%	+4.5%	+5.3%	+10.9%	15.6%	+156bps
	Huron	2	2	12.3x	11.0x	+10.0%	+8.9%	+9.4%	+15.8%	13.0%	+146bps
	CRA International	1	1	14.7x	14.0x	+5.0%	+5.0%	+5.0%	+7.3%	11.1%	+49bps
	Summary Statistics										
	Average	*$15*	*$14*	*11.5x*	*10.9x*	*+4.6%*	*+5.3%*	*+4.9%*	*+7.2%*	*15.4%*	*+66bps*
	Median	*10*	*9*	*10.7x*	*10.4x*	*+5.1%*	*+4.6%*	*+5.1%*	*+6.9%*	*15.9%*	*+55bps*
	Memo: Everest Representation (Mgmt.) (1)					*+15.2%*	*+8.6%*	*+11.9%*	*+11.3%*	*20.1%*	*(22)bps*
SD&T	Sportradar	$3	$4	18.0x	15.5x	+20.1%	+13.5%	+16.8%	+22.3%	19.2%	+185bps
	Playtech	2	2	4.2x	4.1x	+4.5%	+3.2%	+3.8%	+6.1%	25.5%	+111bps
	Genius Sports	1	2	24.0x	18.7x	+16.2%	+15.4%	+15.8%	+41.8%	15.6%	+643bps
	Summary Statistics										
	Average	*$2*	*$2*	*15.4x*	*12.8x*	*+13.6%*	*+10.7%*	*+12.1%*	*+23.4%*	*20.1%*	*+313bps*
	Median	*2*	*2*	*18.0x*	*15.5x*	*+16.2%*	*+13.5%*	*+15.8%*	*+22.3%*	*19.2%*	*+185bps*
	Memo: Everest Sport Data & Tech. (Mgmt.) (1)					*(2.8%)*	*+9.6%*	*+3.2%*	*+6.4%*	*9.2%*	*+55bps*
	Summary Statistics: Comparable Companies										
	Average	*$24*	*$22*	*13.5x*	*12.4x*	*+6.7%*	*+6.2%*	*+6.5%*	*+10.3%*	*17.0%*	*+114bps*
	Median	*7*	*7*	*13.8x*	*13.3x*	*+5.2%*	*+5.1%*	*+5.1%*	*+7.3%*	*17.6%*	*+72bps*
	Memo: Everest and Kilimanjaro Consensus										
	Everest (Fully Consolidated) (2)	*$24*	*$12*	*17.2x*	*12.7x*	*+29.4%*	*+2.2%*	*+15.0%*	*+28.1%*	*24.2%*	*+492bps*
	Kilimanjaro	*18*	*15*	*16.4x*	*15.7x*	*+1.3%*	*+11.0%*	*+6.1%*	*+12.4%*	*43.9%*	*+512bps*
	Memo: Everest and Kilimanjaro Management Plan										
	Everest (Fully Consolidated) (2)			*15.6x*	*13.8x*	*+20.7%*	*(7.0%)*	*+5.9%*	*+13.6%*	*21.1%*	*+324bps*
	Kilimanjaro			*16.3x*	*15.3x*	*+2.8%*	*+8.3%*	*+5.5%*	*+11.2%*	*44.4%*	*+461bps*

Source: Everest Management Plan and FactSet as of March 28, 2024.
Note: Reflects Everest Capitalization. Dollars in billions unless otherwise noted.
(1) Everest segment EBITDA includes corporate cost allocation based on revenue contribution.
(2) Reflects enterprise value including noncontrolling interest of Kilimanjaro stake and financials fully consolidated for Kilimanjaro.

CENTERVIEW PARTNERS 11

Components Of DCF-Implied Share Price

Reflects range of values per EGH Class A Share

	DCF Components	Low - High
A Everest ex-Kilimanjaro	▪ Everest ex-Kilimanjaro unlevered free cash flows to EGH Class A shareholders	$12.02 – $15.51
B Kilimanjaro	▪ 51% Kilimanjaro unlevered cash flows to EGH Class A shareholders	$14.31 – $19.31
Value Per EGH Class A Share *(ex. Tax Assets)*		**$26.32 – $34.82**
C Definite Life D&A Tax Benefit	▪ Tax benefit to EGH Class A shareholders from '29 - '43 definite life D&A	$0.93 – $1.05
D TRA Benefit	▪ Benefit of tax shield retained by EGH Class A shareholders under TRA with pre-IPO shareholders	$0.31 – $0.33
E NOL Benefit	▪ Benefit of tax shield from NOLs ▪ Excludes NOLs included as TRA attribute	$0.03 – $0.03
Value Per EGH Class A Share		**$27.58 – $36.23**

Source: Company filings, Everest Management Plan, Everest Tax Asset Projection and FactSet as of March 28, 2024. Note: Illustrative DCF valuation date of December 31, 2023. Reflects Everest net debt of $4,112mm as of December 31, 2023 as per company filings. Reflects Everest Capitalization.

CENTERVIEW PARTNERS 12

Everest Ex-Kilimanjaro Discounted Cash Flow Analysis Unlevered Free Cash Flow Detail Exit Multiple Sensitivity (Excludes Impact of Tax Assets and D&A) Source: Company filings, Everest Management Plan and Everest Tax Asset Projection. Note: Dollars in millions. Illustrative DCF valuation date of December 31, 2023. Assumes mid-year discounting. Reflects EGH net debt of $716mm and redeemable NCI of $147mm as of December 31, 2023 as per company filings. Excludes Kilimanjaro net debt. Corporate tax rate per Everest management. (1) Reflects Everest Capitalization; options and units treated on an as-converted basis under treasury stock method. A (1)

Exit Multiple Sensitivity Kilimanjaro Discounted Cash Flow Analysis Unlevered Free Cash Flow Detail Source: Company filings and Everest Management Plan and Everest Tax Asset Projection. Note: Dollars in millions. Illustrative DCF valuation date of December 31, 2023. Assumes mid-year discounting. Reflects EGH share of 51% of Kilimanjaro net debt of $1,148mm and redeemable NCI of $4mm as of December 31, 2023 as per company filings. Corporate tax rate per Everest management. (1) Reflects Everest capitalization; options and units treated on an as-converted basis under treasury stock method. B (1)

Definite Life D&A Discounted Cash Flow Analysis Finite Life Depreciation and Amortization Schedule Net Cash Flow Benefit to EGH Present Value to EGH Source:Everest Tax Asset Projection. Note: Dollars in millions. Illustrative DCF valuation date of December 31, 2023. Assumes mid-year discounting. Corporate tax rate per Everest management. (1)Reflects Everest Capitalization; options and units treated on an as-converted basis under treasury stock method. Applicable to Everest ex-Kilimanjaro only; reflects finite life D&A outside of projection period, incremental to run-rate D&A of the business C

TRA Benefit Discounted Cash Flow Analysis Cash Flow Benefit of Tax Receivable Agreement (TRAs) TRA Cash Flow Benefit to EGH Present Value to EGH Reflects tax benefits of asset step-up during IPO captured through Everest’s modified Up-C structure; Class A Shareholders retain 15% of TRA tax benefits D Source:Everest Tax Asset Projection. Note: Dollars in millions. Illustrative DCF valuation date of December 31, 2023. Assumes mid-year discounting. (1)Reflects Everest Capitalization; options and units treated on an as-converted basis under treasury stock method.

NOL Discounted Cash Flow Analysis Cash Flow Benefit of NOLs NOL Cash Flow Benefit to EGH Present Value of NOL Cash Flow Benefit to EGH E Source:Everest Tax Asset Projection. Note: Dollars in millions. Illustrative DCF valuation date of December 31, 2023. Assumes mid-year discounting. Corporate tax rate per Everest management. (1)Reflects Everest Capitalization; options and units treated on an as-converted basis under treasury stock method.

Everest ex-Kilimanjaro WACC Analysis Source: Company filings, Bloomberg and FactSet as of March 28, 2024. Note: Dollars in billions. (1) Reflects 2Y Adjusted Weekly Betas per Bloomberg. (2) Unlevered Beta = (Levered Beta/(1+((1-Tax Rate)*Debt/Equity)). Tax rate assumed to be 24.0% for peers. Owned Sports Properties Events, Experiences & Rights Representation Sports Data & Technology

Everest (ex-Kilimanjaro) WACC Analysis

WACC Analysis (Summary)

	'24 EBITDA	% of Tot.	Beta Levered[1]	Beta Unlevered[2]	Market Cap.	Debt	Debt / Equity
OSP (ex-Kili.)	$31	4%	0.89	0.72	$4	$1	22%
EE&R	325	38%	0.98	0.97	$9	$1	27%
Rep.	431	51%	0.99	0.78	$9	$1	15%
SD&T	60	7%	1.34	1.33	$2	$0	1%
Wtd. Avg. of Segment Med.			**1.00**	**0.89**	**$8**	**$1**	**19%**
Everest			**1.00**	**0.74**	**$12**	**$6**	**47%**
Kilimanjaro[10]			**0.76**	**0.65**	**$15**	**$3**	**22%**

Peer-Based Cost of Equity

Risk-Free Rate[3]	4.5%
Unlevered Beta[4]	0.89
Debt / Equity	18.8%
Levered Beta[5]	1.01
Historical Risk Premium[6]	7.2%
Size Premium[7]	0.6%
Cost of Equity[8]	**12.3%**
Pre-Tax Cost of Debt	6.8%
Tax Rate	26.0%
After-Tax Cost of Debt	**5.0%**
WACC[9]	**11.2%**
D / (D+E)	15.8%
E / (D+E)	84.2%

WACC Sens. Analysis (Peer-Based)[9]

Debt / Equity	Unlevered Beta 0.79	0.84	0.89	0.94	0.99
10%	10.6%	10.9%	11.3%	11.6%	12.0%
20%	10.5%	10.8%	11.2%	11.5%	11.8%
30%	10.4%	10.7%	11.0%	11.4%	11.7%

Source: Company filings, Duff and Phelps, Bloomberg and FactSet as of March 28, 2024. Note: Dollars in millions. Reflects Everest Capitalization and net debt as of December, 31 2023 per public filings. Kilimanjaro equity capitalization per Everest management and debt capitalization reflect public filings. (1) Reflects 2Y Adjusted Weekly Betas per Bloomberg. (2) Unlevered Beta = (Levered Beta/(1+((1-Tax Rate)*Debt/Equity)). Tax rate assumed to be 24.0% for peers and 26.0% for Everest and Kilimanjaro per Everest management. (3) U.S. 20-year treasury yield spot rate. (4) Unlevered Beta of comparable companies. (5) Represents levering of the unlevered Beta at Everest's target capital structure. Levered Beta = (unlevered Beta * (1+ (1-tax rate)* debt / equity)). (6) Historical Market Risk Premium per Duff & Phelps. (7) Premium for companies with market value between $7.5 to $14.8bn per Duff & Phelps. (8) Cost of Equity as per CAPM. (9) WACC = ((Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity). (10) Prior to Kilimanjaro transaction reflects WWE trading.

CENTERVIEW PARTNERS 19

Kilimanjaro WACC Analysis

WACC Analysis (Select Peers)

Company	Beta Levered[1]	Beta Unlevered[2]	Market Cap.	Debt	Debt / Equity
Disney	1.13	0.97	$227	$49	22%
Formula One	0.90	0.79	15	3	19%
MSG Sports	0.77	0.72	4	0	8%
Atlanta Braves	0.81	0.68	3	1	27%
ManU	0.89	0.68	2	1	41%
Median	**0.89**	**0.72**	**$4**	**$1**	**21.7%**
Everest	**1.00**	**0.74**	**$12**	**$6**	**47%**
Kilimanjaro[10]	**0.76**	**0.65**	**$15**	**$3**	**22%**

Peer-Based Cost of Equity

Risk-Free Rate[3]	4.5%
Unlevered Beta[4]	0.72
Debt / Equity	21.7%
Levered Beta[5]	0.84
Historical Risk Premium[6]	7.2%
Size Premium[7]	0.5%
Cost of Equity[8]	**10.9%**
Pre-Tax Cost of Debt	6.8%
Tax Rate	26.0%
After-Tax Cost of Debt	**5.0%**
WACC[9]	**9.9%**
D / (D+E)	17.8%
E / (D+E)	82.2%

WACC Sens. Analysis (Peer-Based)[9]

Debt / Equity	Unlevered Beta 0.68	0.70	0.72	0.81	0.90
10%	9.7%	9.8%	10.0%	10.6%	11.2%
20%	9.6%	9.7%	9.9%	10.5%	11.1%
30%	9.5%	9.7%	9.8%	10.4%	11.0%

Source: Company filings, Duff and Phelps, Bloomberg and FactSet as of March 28, 2024. Note: Dollars in millions. Reflects Everest Capitalization and net debt as of December, 31 2023 per public filings. Kilimanjaro equity capitalization per Everest management and debt capitalization reflect public filings. (1) Reflects 2Y Adjusted Weekly Betas per Bloomberg. (2) Unlevered Beta = (Levered Beta/(1+((1-Tax Rate)*Debt/Equity)). Tax rate assumed to be 24.0% for peers and 26.0% for Everest and Kilimanjaro per Everest management. (3) U.S. 20-year treasury yield spot rate. (4) Unlevered Beta of comparable companies. (5) Represents levering of the unlevered Beta at Everest's target capital structure. Levered Beta = (unlevered Beta * (1+ (1-tax rate)* debt / equity)). (6) Historical Market Risk Premium per Duff & Phelps. (7) Premium for companies with market value between $7.5 to $14.8bn per Duff & Phelps. (8) Cost of Equity as per CAPM. (9) WACC = ((Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity). (10) Prior to Kilimanjaro transaction reflects WWE trading.

CENTERVIEW PARTNERS 20

Everest Ex-Kilimanjaro Normalized Terminal Year Calculation Source:Everest Management Plan. Note: Dollars in millions. Revenue EBITDA Capex NWC Winter Olympics Summer Olympics

Overview Of Everest Segments Revenue EBITDA Source:Everest Management Plan. Note:Dollars in billions.